Exhibit 4.29

INDEMNITY AGREEMENT

entered into by and between

SANKATY EUROPEAN INVESTMENTS III S.À R.L.

GRINDROD SHIPPING HOLDINGS LTD.

IVS BULK PTE. LTD

and

GRINDROD SHIPPING PTE. LTD.

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1.	PARTIES

1.1.	Sankaty European Investments III S.À.R.L., a private limited liability company incorporated in Luxembourg with its registered office at 4, rue Lou Hemmer, L-1748, Findel, Luxembourg (“Sankaty”);

1.2.	Grindrod Shipping Holdings Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore, 089763 (“Grindrod”);

1.3.	Grindrod Shipping Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore, 089763 (“GSPL”);

1.4.	IVS Bulk Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore, 089763 (“IVS Bulk”).

2.	DEFINITIONS

2.1.	In this Indemnity, the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

2.1.1.	“A Shares” means the shares designated as “A” class shares in IVS Bulk;

2.1.2.	“Business Day” means any day other than a Saturday, Sunday or an official public holiday in Luxembourg;

2.1.3.	“CACIB Facility Agreement” means the facility agreement, with Crédit Agricole Corporate and Investment Bank, Singapore Branch, and Hamburg Commercial Bank AG, Singapore Branch, as the mandated lead arrangers, in accordance with which a term loan facility of USD119 500 000 (one hundred and nineteen million five hundred thousand United States Dollars) is provided to IVS Bulk, inter alia, for the purposes of refinancing the following vessels: “IVS HIRONO”, “IVS WENTWORTH”, “IVS PHINDA”, “IVS SPARROWHAWK”, “IVS KESTREL”, “IVS THANDA”, “IVS BOSCH HOEK”, “IVS SWINLEY FOREST”, “IVS TEMBE”, “IVS SUNBIRD” and “IVS GLENEAGLES”;

2.1.4.	“Finance Documents” means the CACIB Facility Agreement and all “Finance Documents” (as defined therein);

2.1.5.	“Grindrod Indemnified Amounts” means any amount that is directly borrowed by, or directly advanced to, Grindrod or GSPL under the CACIB Facility Agreement, to the extent that IVS Bulk repays, or is required to repay, such amount pursuant to the terms of the CACIB Facility Agreement;

2.1.6.	“Grindrod Payment Demand” has the meaning given to it in clause 7.3;

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2.1.7.	“Indemnity” means this written Indemnity;

2.1.8.	“Loan” has the meaning given to it in the CACIB Facility Agreement.

2.1.9.	“Parties” means the parties to this Indemnity; and “Party” means either one of them as the context may indicate;

2.1.10.	“Regiment” means Regiment Capital Ltd, an exempted company incorporated in the Cayman Islands with limited liability with its registered office at Maples Corporate Services, P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104;

2.1.11.	“Regiment Sale Agreement” means the written sale agreement, concluded on the date of this Indemnity, in terms of which GSPL will purchase from Regiment all of the A Shares and the preference shares held by Regiment in IVS Bulk;

2.1.12.	“Sankaty Indemnified Payments” means any payment which Grindrod makes prior to the Termination Date (as defined below) to any Lender (as defined in the CACIB Facility Agreement), in connection with IVS Bulk’s failure to pay any outstanding amount of the Loan (as defined in the CACIB Facility Agreement in effect on the date hereof) as required under the CACIB Facility Agreement in effect on the date hereof (or as amended from time to time with Sankaty’s prior written consent), but shall not include, for the avoidance of doubt, any payment made by Grindrod under the CACIB Facility Agreement to the extent such payment arises out of or results from (i) Grindrod’s direct borrowing, (ii) Grindrod’s failure to act or protect any of its own or (to the extent legally possible) IVS Bulk’s rights or defences under the CACIB Facility Agreement to such payment, or (iii) Grindrod’s breach of the CACIB Facility Agreement;

2.1.13.	“Sankaty Payment Demand” has the meaning given to it in clause 7.1;

2.1.14.	“Sankaty’s Shareholding Percentage” means, at any point in time, Sankaty’s percentage holding at such time of the issued A Shares (it being recorded that, as at the date of this Indemnity, Sankaty’s Shareholding Percentage is 33.25% (thirty three point two five percent));

2.1.15.	“Termination Date” has the meaning given to it in clause 4;

2.1.16.	“Tranche” has the meaning given to it in the CACIB Facility Agreement.

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2.2.	In this Indemnity:

2.3.	the headings are for the purpose of convenience and reference only and shall neither be used in the interpretation of nor modify nor amplify the terms of this Indemnity nor any of its clauses;

2.4.	words importing:

2.4.1.	any one gender include the other of masculine, feminine and neuter;

2.4.2.	the singular include the plural and vice versa; and

2.4.3.	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

2.5.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of this Indemnity;

2.6.	when any number of days is prescribed in this Indemnity, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.7.	the use of any expression in this Indemnity covering a process available under English law shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction;

2.8.	the discharge or termination of this Indemnity shall not affect those provisions of this Indemnity which expressly provide that they will operate after such discharge or termination or which of necessity must continue to have effect after such discharge or termination, notwithstanding that the clauses themselves do not expressly provide for this;

2.9.	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

2.10.	any reference in this Indemnity to a Party shall include a reference to that Party’s assigns expressly permitted under this Indemnity and, if such Party is liquidated, or is sequestrated or business rescue proceedings have commenced in respect of such Party, be applicable also to and binding upon that Party’s liquidator, trustee or business rescue practitioner, as the case may be;

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2.11.	the words following “other”, “otherwise”, “including”, “in particular”, or any other similar general term or expression shall not:

2.11.1.	be construed as being of the same kind, class or nature with any preceding words; or

2.11.2.	limit the generality of any preceding word/s,

if a wider construction is possible;

2.12.	any reference in this Indemnity to any other agreement or document shall be construed as a reference to such other agreement or document as at the Signature Date, and as amended from time to time; and

2.13.	terms, acronyms, and phrases not defined and known in general commercial or industry specific practice, shall be interpreted in accordance with their generally accepted meanings.

3.	INTRODUCTION

3.1.	It is recorded and agreed that:

3.1.1.	on the implementation of the Regiment Sale Agreement in accordance with its terms, the shareholders in IVS Bulk will be GSPL and Sankaty;

3.1.2.	the Finance Documents have been concluded in respect of financing facilities requested by IVS Bulk; and

3.1.3.	in terms of the Finance Documents, Grindrod has provided certain security and may consequently be called upon to make Sankaty Indemnified Payments.

3.2.	The Parties have agreed that, on the terms set out in this Indemnity, Sankaty will indemnify Grindrod in respect of an amount equal to the Sankaty Shareholding Percentage of each and every Sankaty Indemnified Payment to the extent Grindrod has made written demand to IVS Bulk for the repayment to Grindrod of the amount thereof and IVS Bulk has failed to repay Grindrod within 30 days of such written demand.

3.3.	The Parties have agreed that, on the terms set out in this Indemnity, Grindrod will indemnify Sankaty in respect of the Grindrod Indemnified Amount to the extent that Sankaty has made written demand to Grindrod for the repayment to IVS Bulk of the amount thereof and Grindrod has failed to repay IVS Bulk within 30 days of such written demand.

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4.	DURATION

This Indemnity shall become of full force and effect on the date hereof, and shall remain in full force and effect as a continuing covering security until the earliest of (i) the termination of all of the Finance Documents in accordance with their respective terms, and the full and final settlement of all amounts that may be due and payable, actually or contingently, by IVS Bulk to any and all Lenders pursuant to any of the Finance Documents, (ii) the date on which Sankaty is no longer a shareholder in IVS Bulk and (iii) the date on which Grindrod and/or directly makes any borrowing under the CACIB Facility Agreement or amends the CACIB Facility Agreement without the written consent of Sankaty (such date, the “Termination Date”); provided that Grindrod’s obligation to indemnify Sankaty as described in clause 3.3 above, and set forth in clause 5.2 below, shall survive the Termination Date.

5.	INDEMNITY

5.1.	Sankaty hereby indemnifies, and shall keep indemnified until the Termination Date, Grindrod, to the extent of the Sankaty Shareholding Percentage of each and every Sankaty Indemnified Payment, in each case, subject to the conditions set forth in clause 6.2 below.

5.2.	Grindrod hereby indemnifies, and shall keep indemnified until and after the Termination Date, Sankaty, to the extent of the Grindrod Indemnified Amount.

6.	INDEMNITY IS NOT AFFECTED; CONDITIONS TO INDEMNITY

6.1.	Each Party’s obligations under this Indemnity are absolute and unconditional (other than the conditions set forth in clauses 6.2 and 6.3 below), and shall not be released, discharged, limited or affected by:

6.1.1.	the incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any party to any of the Finance Documents; or

6.1.2.	IVS Bulk or any of its subsidiaries being liquidated, wound-up (whether provisionally or finally), having business rescue proceedings commenced against it, being placed under supervision, business rescue or suffering any similar legal disability.

6.2.	Sankaty’s obligations under this Indemnity are subject to the following conditions:

6.2.1.	Grindrod or GSPL shall not have made any direct borrowing of any Loans or under any part of a Tranche under the CACIB Facility Agreement;

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6.2.2.	Grindrod or GSPL shall have exercised all rights, powers or remedies available to it under the CACIB Facility Agreement including written demand to IVS Bulk pursuant to clause 3.2;

6.2.3.	the CACIB Facility Agreement as in effect on the date hereof shall not have been amended, restated, amended and restated, modified, waived, supplemented or increased without the prior written consent of Sankaty.

6.3.	Grindrod’s obligations under this Indemnity are subject to the condition that Sankaty shall have made written demand to Grindrod pursuant to clause 3.3.

7.	DEMANDS AND PAYMENTS

7.1.	Grindrod shall be entitled to make a claim under this Indemnity, subject to the conditions set forth in clause 6.2 above, by issuing a written demand to Sankaty, in the event that Grindrod has made any Sankaty Indemnified Payment (“Sankaty Payment Demand”) and shall deliver an officer’s certificate certifying compliance with the conditions set forth in clause 6.2 above.

7.2.	Sankaty shall, within 30 days of receipt of any Sankaty Payment Demand, make payment, into such bank account as is specified in such Sankaty Payment Demand and without any deduction or set-off whatsoever, of an amount equal to the Sankaty Shareholding Percentage of the amount of the Sankaty Indemnified Payment specified in such Sankaty Payment Demand.

7.3.	Sankaty shall be entitled, subject to the condition set forth in clause 6.3 above, to make a claim under this Indemnity by issuing a written demand to Grindrod, in the event that IVS Bulk has made (or is required to make) payment with respect to any Grindrod Indemnified Amount (“Grindrod Payment Demand”).

7.4.	Grindrod shall, within 30 days of receipt of any Grindrod Payment Demand, make payment, into such bank account as is specified in the Grindrod Payment Demand and without any deduction or set-off whatsoever, of an amount equal to the Grindrod Indemnified Amount specified in such Grindrod Payment Demand.

8.	[RESERVED].

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Sankaty represents and warrants to Grindrod that:

9.1.1.	it is a private limited liability company duly incorporated, validly existing and in good standing under the laws of Luxembourg;

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9.1.2.	this Indemnity is a legally valid and binding obligation, enforceable in accordance with its terms, and that all necessary consents and authorisations for the giving and implementation of this Indemnity have been obtained;

9.1.3.	it has taken all necessary action to be able to perform the obligations expressed to be assumed by it or contemplated by this Indemnity and to implement the provisions of this Indemnity;

9.1.4.	the entry into, performance by it of, and the transactions contemplated by, this Indemnity are consistent with any law applicable to it or its constitutional documents or any agreement or instrument binding upon it;

9.1.5.	it has the legal capacity and power to own its assets and carry on its business as it is presently being conducted; and

9.1.6.	it has not taken any action or steps, or commenced any proceedings, in respect of its insolvency, liquidation, winding-up, business rescue proceedings, curatorship or any similar proceedings, and there are no suits or proceedings pending as against it for winding-up, dissolution, liquidation or business rescue.

9.2.	Each of Grindrod and GSPL represent and warrant to Sankaty that:

9.2.1.	it is a company duly incorporated, validly existing and in good standing under the laws of Singapore;

9.2.2.	this Indemnity is a legally valid and binding obligation, enforceable in accordance with its terms, and that all necessary consents and authorisations for the giving and implementation of this Indemnity have been obtained;

9.2.3.	it has taken all necessary action to be able to perform the obligations expressed to be assumed by it or contemplated by this Indemnity and to implement the provisions of this Indemnity;

9.2.4.	the entry into, performance by it of, and the transactions contemplated by, this Indemnity are consistent with any law applicable to it or its constitutional documents or any agreement or instrument binding upon it;

9.2.5.	it has the legal capacity and power to own its assets and carry on its business as it is presently being conducted; and

9.2.6.	it has not taken any action or steps, or commenced any proceedings, in respect of its insolvency, liquidation, winding-up, business rescue proceedings, curatorship or any similar proceedings, and there are no suits or proceedings pending as against it for winding-up, dissolution, liquidation or business rescue.

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9.3.	Each of the representations and warranties given by (i) Sankaty under clause 9.1 and (ii) each of Grindrod and GSPL under clause 9.2 shall:

9.3.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Indemnity; and

9.3.2.	continue and remain in force throughout the duration referred to in clause 4.

10.	MISCELLANEOUS

10.1.	Notices

Each of the Parties choose as their addresses for delivery of all notices and service of all processes relating to this Indemnity, as follows:

10.1.1.	Sankaty

10.1.1.1.	Physical address:	4 Rue Lou Hemmer
L-1748 Luxembourg
Luxembourg

10.1.1.2.	E-mail address:	mbasilio@baincapital.com
10.1.1.3.	Attention:	Myleen Basilio

	With a copy to:	Bain Credit Capital, Ltd.

10.1.1.4.	Physical address:	Devonshire House, Mayfair Place
London W1J 8AJ
United Kingdom

10.1.1.5.	E-mail address:	j.yeager@baincapital.com
10.1.1.6.	Attention:	Jessica Yeager

10.1.2.	Grindrod and GSPL

10.1.2.1.	Physical address:	200 Cantonment Road
#03-01 Southpoint
Singapore 089763
10.1.2.2.	E-mail address:	yvetteb@grindrodshipping.com and
stepheng@grindrodshipping.com
10.1.2.3.	Attention:	Chief Financial Officer

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10.1.3.	IVS Bulk

10.1.3.1.	Physical address:	200 Cantonment Road
#03-01 Southpoint
Singapore 089763
10.1.3.2.	E-mail address:	yvetteb@grindrodshipping.com and
stepheng@grindrodshipping.com
10.1.3.3.	Attention:	Chief Financial Officer

10.1.4.	Each Party shall be entitled from time to time, by giving prior written notice to the other, to vary its physical address to any other physical address (not being a post office box or poste restante), and to vary its e-mail address to any other e-mail address.

10.1.5.	Any such notice or demand given under this Indemnity shall be in English and shall be deemed to have been served:

10.1.5.1.	if delivered to the address set out above by courier, at the time of delivery as established by a courier’s receipt;

10.1.5.2.	if sent by e-mail, upon the earlier of confirmation of receipt by the receiving party, or the following Business Day; or

10.1.5.3.	as otherwise advised by and between the parties hereto.

10.2.	Governing Law

10.2.1.	This Indemnity shall be governed by and construed in accordance with the laws of England and Wales. The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Indemnity, and that accordingly any suit, action or proceeding arising out of or in connection with this Indemnity, including the existence, validity or termination thereof, shall be brought in such courts and each Party each hereby irrevocably submits to the jurisdiction of such courts.

10.2.2.	Grindrod, GSPL and IVS Bulk each irrevocably appoint Grindrod Shipping Services UK Limited, at its registered office for the time being, presently at 8th Floor, St Magnus House, 3 Lower Thames St, London EC3R 6HD, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

10.2.3.	Sankaty irrevocably appoints Bain Capital Credit, Ltd. (c/o Maples Fiduciary Services (UK) Limited) at its registered office for the time being, presently at is 11th Floor, 200 Aldersgate Street, London, EC1A 4HD, United Kingdom, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

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10.2.4.	Nothing in this clause 10.2 shall limit the right of any Party to commence proceedings to enforce any judgment or award (“Enforcement Proceedings”) or to seek provisional, conservatory or protective relief (“Interim Conservatory Proceedings”) before any court of competent jurisdiction nor shall the commencement of any such Enforcement Proceedings or Interim Conservatory Proceedings in one or more jurisdictions preclude the taking of similar Enforcement or Interim Conservatory Proceedings in any other jurisdiction, whether concurrently or not.

10.3.	Assignment

Neither Party may assign or otherwise transfer its benefit of, or any of its rights, title, interests or obligations hereunder, to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.	Non-Variation

No amendment or other variation of this Indemnity shall be effective unless it is in writing, dated, expressly refers to this Indemnity, and is signed by a duly authorised representative of each Party.

10.5.	Non-Waiver

10.5.1.	No delay or omission by Grindrod or Sankaty to exercise any of their respective rights, powers or remedies hereunder shall impair or operate as a waiver of such right, power or remedy, or a release of the other of them, from any obligations hereunder, nor shall any single or partial exercise by Grindrod or Sankaty or any of their respective agents of any right, power, or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power, or remedy.

10.5.2.	A verbal waiver by Grindrod or Sankaty does not constitute a continuing waiver and shall not prevent them from subsequently enforcing any of the provisions of this Indemnity, provided that where Grindrod or Sankaty has waived any rights, remedies or performance under this Indemnity in writing, it shall not be entitled to enforce such waived rights, remedies or performance thereafter.

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10.6.	Severability

10.6.1.	All provisions of this Indemnity are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other.

10.6.2.	The invalidity, illegality or unenforceability in whole or in part of any of the provisions of this Indemnity (including this clause 10.6) shall, only to the extent that it is so unenforceable, be treated as pro non scripto and shall not affect the validity, legality and enforceability of the remaining parts or provisions of this Indemnity.

10.7.	Entire Agreement

10.7.1.	This Indemnity constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any term, representation, warranty, promise or the like not recorded herein.

10.7.2.	This Indemnity supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

10.8.	Counterparts

This Indemnity may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNED, SEALED AND DELIVERED AS A DEED ON BEHALF OF SANKATY

Signature:	/s/ Sally Dornaus
who warrants that he / she is duly authorised thereto

Name:	Sally Dornaus, Class A Manager
Date:	13 February 2020
Place:

Witness:	/s/ Matthew Baker	Matthew Baker

Witness:	/s/ Jordan Brown	Jordan Brown

Signature:	/s/ Myleen Tapawan Basilio
who warrants that he / she is duly authorised thereto

Name:	Myleen Tapawan Basilio, Class B Manager
Date:	13 February 2020
Place:	4 rue Lou Hemmer, L-1748 Luxembourg

Witness:	/s/ Matthieu Huffling	Matthieu Huffling

Witness:	/s/ Thomas Lamiable	Thomas Lamiable
SIGNED, SEALED AND DELIVERED AS A DEED ON BEHALF OF GRINDROD
Signature:	/s/ Stephen William Griffiths
who warrants that he / she is duly authorised thereto

Name:	Stephen William Griffiths
Date:	13 February 2020
Place:	Singapore

Witness:	/s/ Yvette Renee Kingsley-Wilkins	Yvette Renee Kingsley-Wilkins

Witness:	/s/ Gerald Christopher Kingsley-Wilkins	Gerald Christopher Kingsley-Wilkins

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SIGNED, SEALED AND DELIVERED AS A DEED ON BEHALF OF GSPL

Signature:	/s/ Stephen William Griffiths
who warrants that he / she is duly authorised thereto

Name:	Stephen William Griffiths
Date:	13 February 2020
Place:	Singapore

Witness:	/s/ Yvette Renee Kingsley-Wilkins	Yvette Renee Kingsley-Wilkins

Witness:	/s/ Gerald Christopher Kingsley-Wilkins	Gerald Christopher Kingsley-Wilkins

SIGNED, SEALED AND DELIVERED AS A DEED ON BEHALF OF IVS BULK

Signature:	/s/ Stephen William Griffiths
who warrants that he / she is duly authorised thereto

Name:	Stephen William Griffiths
Date:	13 February 2020
Place:	Singapore

Witness:	/s/ Yvette Renee Kingsley-Wilkins	Yvette Renee Kingsley-Wilkins

Witness:	/s/ Gerald Christopher Kingsley-Wilkins	Gerald Christopher Kingsley-Wilkins

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